Exhibit 3.1

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Neon Blum, Inc.

2. Description of the original document for which correction is being made:

Amendment to authorize name change to Neon Blum, Inc. and conduct a 1 for 50 reverse stock split for its common stock with a par value of $0.001, Amendment 20190081302-22

3. Filing date of the original document for which correction is being made: 2/25/2019

4. Description of the inaccuracy or defect:

The spelling of the name is incorrect.

5. Correction of the inaccuracy or defect:

The name of the Company shall be Neon Bloom, Inc.

6. Signature:

/s/ Douglas DiSanti                   CEO                  02/26/2019

Authorized Signature                Title                   Date

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NEVADA STATE BUSINESS LICENSE

NEON BLOOM, INC.

Nevada Business Identification #NV20061208529

Expiration Date: August 31, 2019

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

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